UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2019

Social Life Network, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-55961	46-0495298
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3465 Gaylord Court, A509, Englewood, Colorado 80113	80113
(Address of principal executive offices)	(Zip Code)

(855) 933-3277

Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered under Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	WDLF	Trading on the OTC Markets exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Social Life Network, Inc. referred to herein as “we”, “us” or “our”.

Item 8.01 Other Events

On December 30, 2019, we completed the renewal of software license agreements with Real Estate Social Network, Inc. and Sports Social Network, Inc. that have been in place since January 1st, 2017 and were set to expire on December 31st, 2019. The software license agreements were each previously valued at $125,000 per year for the past two years.

The renewed software license agreements are for 5 years and each are valued at no less than $1,250,000.

On June 23, 2019, we entered into a non-binding Letter of Intent (“LOI”) with Real Estate Social Network, Inc. (“RESN”) to purchase a majority interest of their division, LikeRE.com. Now, instead, RESN will pay us 2,500,000 common stock shares valued at $1,250,000 on December 30th, 2019. Additionally, we will receive 5% of the net profits from RESN, now d/b/a LikeRE.com, Inc., each year for five years. With the renewed license agreement and payment terms, we have cancelled the LOI. Additionally, pursuant to the new license agreement, we have a right of first refusal to purchase some or all of RESN’S websites, mobile apps, brand and domain names, data and users, revenue contracts, partnership agreements and any assets for fair market value.

Sports Social Network, Inc., will also pay us 2,500,000 common stock shares, valued at $1,250,000 on December 30th, 2019. Additionally, we will receive 5% of the net profits from Sports Social Network, and each of their divisions and wholly owned subsidiaries, for five years. With the renewed license agreement and payment terms, we have a right of first refusal to purchase some or all Sports Social Network’s websites, mobile apps, brand and domain names, data and users, revenue contracts, partnership agreements and any assets, during the terms of the agreement, for fair market value.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 30, 2019

Social Life Network, Inc.

By:	/s/ Ken Tapp
Ken Tapp,
Chief Executive Officer